Exhibit 99.1

Hercules Announces Fourth Quarter and Full-Year 2014 Financial Results and Quarterly Dividend of $0.31 per Share

Highlights for Q4 and Full-Year 2014

  Spillover Taxable Income (taxable income in excess of dividends paid) as of December 31, 2014 of ~$16.7 million, or ~$0.27 per share
  Q4 2014 Distributable Net Operating Income, or “DNOI”, of ~$18.6 million, or $0.29 per share
  Total Investment Assets at fair value of ~$1.02 billion as of December 31, 2014, up ~12.1% year-over-year
  Net Realized Gains of ~$20.1 million through December 31, 2014, or $0.33 per share; Net Realized Gains of ~$7.1 million in Q4 2014, or $0.11 per share
  Record level for 2014 Total New Debt and Equity Commitments of ~$904.8 million, up ~28.3% year-over year; Record Q4 2014 Total New Debt and Equity Commitments of ~$317.1 million, up ~152.3% quarter-over-quarter
  Record Total New Fundings of ~$621.3 million of debt and equity investments during 2014, up ~25.5% year-over year; Total New Fundings of ~$207.8 million of debt and equity investments during Q4 2014, up ~164.5% quarter-over-quarter
  Realized record levels of Unscheduled Early Payoffs of ~$358.3 million in 2014 and ~$146.7 million in Q4 2014, excluding normal amortization of ~$135.8 million and ~$30.8 million, respectively
  Q4 2014 Net Investment Income, or “NII”, of ~$15.9 million, or $0.25 per share, which includes ~$0.6 million of convertible debt extinguishment expense
  Strong liquidity position With ~$377.1 million available as of December 31, 2014

PALO ALTO, Calif.--(BUSINESS WIRE)--March 2, 2015--Hercules Technology Growth Capital, Inc. (NYSE: HTGC) (“Hercules” or the “Company”), the leading specialty finance company focused on providing senior secured loans to venture capital-backed companies in technology-related industries, including technology, biotechnology, life science, and energy & renewable technology, at all stages of development, today announced its financial results for the fourth quarter and year ended December 31, 2014.

The Company also announced that its Board of Directors has declared a fourth quarter cash dividend of $0.31 per share, that will be payable on March 19, 2015, to shareholders of record as of March 12, 2015; the thirty-eighth consecutive dividend since inception bringing total dividends declared since inception to $10.30 per share.

“Our strong finish in Q4 capped a record year for Hercules. New originations exceeded $900 million for the year, a record for the company, and more importantly, reaching nearly $5 billion in commitments since our December 2003 inception. Moreover, we were especially gratified to see another year of successful portfolio company exits from IPO and M&A events, generating over $20 million in net realized gains in 2014,” said Manuel Henriquez, chairman and chief executive officer of Hercules Technology Growth Capital.

Henriquez added, “2014 was an extraordinary and transformative year for Hercules. We experienced unprecedented levels of early pay-offs “repayments” which, when coupled with our normal amortization, totaled nearly half a billion dollars ($500 million), or ~50% of our loan portfolio, turned over. Our outstanding team of investment professionals proved our market leadership position and platform’s resiliency by successfully originating over $900 million in new commitments, funding over $600 million in new loans, and replacing the $500 million in loan run-off. This achieved an impressive net year-over-year investment portfolio growth of ~$129 million, on a cost basis. By successfully rebuilding our investment portfolio to over $1 billion by year-end, we have effectively lowered the composite age of our loan portfolio and expect to see materially lower levels of early pay-offs/repayments in 2015. As a result, we expect our overall GAAP yields to revert back to our “core yields” of 12.0% to 13.0%, which excludes any beneficial impact attributed to early loan pay-off fees and income accelerations. We remain focused on pursuing a path of slow and steady growth and continuing to selectively build our investment portfolio throughout 2015. We anticipate ending 2015 with an investment portfolio of ~$1.3 to $1.5 billion, subject to market conditions and early pay-off activities remaining relatively low.”

Henriquez concluded, “I am very proud of our achievements for both the fourth quarter and the year. Our ability to have generated earnings spill-over in 2014 of approximately $17 million or $0.27 per share, should afford us the flexibility to maintain our current dividend levels to our shareholders as we continue to build up our investment portfolio throughout 2015. Our accomplishments are only made possible by the amazing effort of our entire team, as well as the support and confidence placed on us by our venture partners and innovative venture growth entrepreneurs.”

Fourth Quarter Review and Operating Results

Investment Portfolio

During the fourth quarter, Hercules entered into new commitments to provide debt and equity financings of ~$317.1 million, and funded ~$207.8 million of debt and equity investments to new and existing portfolio companies.

Net investment portfolio growth during the fourth quarter, on a cost basis, was ~$23.0 million, with originations and funding activities offsetting ~$177.5 million in normal amortization and unscheduled early pay offs “repayments.” The Company’s total investment portfolio, valued at cost and fair value by category, quarter-over-quarter, is highlighted below:

(in millions)	Loans	Equity	Warrants	Total Portfolio
Balances at Cost at 9/30/14	$929.6	$43.9	$38.8	$1,012.3
New fundings*	199.6	5.2	3.0	207.8
Unscheduled paydowns	(146.7)	-	-	(146.7)
Principal reduction on investments	(30.8)	-	-	(30.8)
Net changes attributed to conversions, liquidations, and fees	0.3	(4.7)	(2.9)	(7.3)
Net activity during Q4 2014	22.4	0.5	0.1	23.0
Balances at Cost at 12/31/2014	$952.0	$44.4	$38.9	$1,035.3

Balances at Value at 9/30/14	$907.9	$68.6	$22.4	$998.9
Net activity during Q4 2014	22.4	0.5	0.1	23.0
Net change in unrealized appreciation / (depreciation)	(6.4)	2.6	2.6	(1.2)
Balances at Value at 12/31/2014	$923.9	$71.7	$25.1	$1,020.7
*New fundings includes $17.7 million of restructured / refinanced fundings

Net investment portfolio growth for 2014, on a cost basis, was ~$129.0 million, with originations and funding activities offsetting ~$494.1 million of normal amortization and unscheduled early pay offs “repayments.” The Company’s total investment portfolio, valued at cost and fair value by category, year-over-year, is highlighted below:

(in millions)	Loans	Equity	Warrants	Total Portfolio
Balances at Cost at 12/31/13	$835.9	$36.8	$33.6	$906.3
New fundings**	600.4	10.3	10.6	621.3
Unscheduled paydowns	(358.3)	-	-	(358.3)
Principal reduction on investments	(135.8)	-	-	(135.8)
Net changes attributed to conversions, liquidations, and fees	9.8	(2.7)	(5.3)	1.8
Net activity during 2014	116.1	7.6	5.3	129.0
Balances at Cost at 12/31/2014	$952.0	$44.4	$38.9	$1,035.3

Balances at Value at 12/31/2013	$822.0	$52.7	$35.6	$910.3
Net activity during 2014	116.1	7.6	5.3	129.0
Net change in unrealized appreciation / (depreciation)	(14.2)	11.4	(15.8)	(18.6)
Balances at Value at 12/31/2014	$923.9	$71.7	$25.1	$1,020.7

**New fundings includes $54.7 million of restructured / refinanced fundings

As of December 31, 2014, 100% of the Company’s debt investments were in a first lien senior secured position, and approximately 98.2% of the debt investment portfolio was priced at floating interest rates with Prime or LIBOR-based interest rate floors, which we believe will effectively position us to benefit from eventual increases in market rate.

Unfunded Commitments

As of December 31, 2014, Hercules had record unfunded debt commitments of ~$339.0 million, representing potential future portfolio growth. Approximately $191.3 million of these unfunded commitments are contingent upon the portfolio company achieving certain performance milestones prior to Hercules’ debt commitments becoming available. Hercules intends to continue to institute funding or performance-based milestone requirements to mitigate risk in connection with its unfunded debt commitments. Since these commitments may expire without being drawn upon, unfunded commitments do not necessarily represent future cash requirements or future earning assets for Hercules.

Signed Term Sheets

Hercules finished the fourth quarter of 2014 with ~$108.2 million in signed non-binding term sheets with eight new and existing companies. Signed non-binding term sheets are subject to satisfactory completion of Hercules’ due diligence and final investment committee approval process as well as negotiations of definitive documentation with the prospective portfolio companies. These non-binding term sheets generally convert to contractual commitments in approximately 90 days from signing. It is important to note that not all signed non-binding term sheets are expected to close and do not necessarily represent future cash requirements or investments.

Core Portfolio Yield (“Core Yield”) and Effective Portfolio Yield

Hercules’ “Core Yield” excludes any benefits from the accretion of fees and income related to early loan repayments attributed to the acceleration of unamortized fees and income as well as prepayment fees. During the fourth quarter of 2014, the Company’s loan portfolio investments generated Core Yields of ~13.0%. Our effective portfolio yields, including the effects of fee and income accelerations attributed to early payoffs, restructuring, loan modifications and other one-time event fees, generated an effective yield in the fourth quarter of 2014 of ~16.0%, or 70 bps lower than the third quarter of 2014 of ~16.7%. The effective yield is derived by dividing total investment income by the weighted average earning investment portfolio assets outstanding during the quarter, which exclude non-interest earning assets such as warrants and equity investments.

Existing Equity and Warrant Portfolio

Hercules held equity positions in 42 portfolio companies with a fair value of ~$71.7 million and a cost basis of ~$44.4 million as of December 31, 2014.

Hercules held warrant positions in 124 portfolio companies with a fair value of ~$25.1 million and a cost basis of ~$38.9 million as of December 31, 2014.

IPO and M&A Activities

As of December 31, 2014, Hercules held warrant and equity positions in seven (7) portfolio companies that had filed Form S-1 Registration Statements in anticipation of a potential IPO:

  Box, Inc. (completed IPO in January 2015)
  Zosano Pharma, Inc. (completed IPO in January 2015)
  Inotek Pharmaceuticals, Inc. (completed IPO in February 2015)
  Good Technology
  Three (3) companies filed a Form S-1 Registration Statement confidentially under the JOBS Act.

During the fourth quarter of 2014, Hercules’ portfolio company, Neothetics, Inc. (NASDAQ: NEOT), completed its initial public offering.

In February 2015, Hercules’ portfolio company, ViewRay Inc., filed an S-1 Registration with the SEC in contemplation of a potential initial public offering. ViewRay had previously filed confidentially under the JOBS Act.

There can be no assurances that these companies will complete their IPOs in a timely manner or at all.

Income Statement

Year-Over-Year

Total investment income for the fourth quarter of 2014 was ~$36.9 million, an increase of 11.1%, as compared to ~$33.2 million in the fourth quarter of 2013. The increase is based on higher effective yields due to fees from one-time events and early repayments. Total investment income was basically flat compared to the third quarter of 2014 of ~$37.0 million.

Interest expense and loan fees were approximately $9.3 million during the fourth quarter of 2014 as compared to approximately $9.0 million in the fourth quarter of 2013. The net increase is primarily due to the issuance of $103.0 million of the senior unsecured 2024 Notes and the $129.3 million of 2021 Asset-Backed Notes “securitization.”

The Company had a weighted average cost of debt comprised of interest, fees and loss on debt extinguishment of approximately 6.7% in the fourth quarter of 2014 versus 6.4% during the fourth quarter of 2013. This increase is primarily attributed to the approximately $600,000 loss on debt extinguishment due to the retirement of approximately $23.2 million of Convertible Senior Notes in the fourth quarter of 2014.

Total operating expenses, excluding stock-based compensation, for the fourth quarter of 2014 were ~$17.7 million, an increase of ~39.4%, as compared to ~$12.7 million for the fourth quarter of 2013. This increase is primarily due to General and Administrative expenses, and an increase in new hires and variable incentive compensation expenses.

Quarter-Over-Quarter

Total operating expenses, excluding stock-based compensation, for the fourth quarter of 2014, were ~$17.7 million, an increase of ~24.6%, as compared to ~$14.2 million in the third quarter of 2014. The increase was primarily related to General and Administrative expenses due to corporate initiatives, and an increase in new hires and variable incentive compensation. Interest expense for the fourth quarter of 2014 was ~$9.3 million as compared to ~$7.9 million in the third quarter of 2014. The net increase is primarily due to the issuance of $103.0 million of the senior unsecured 2024 Notes and the $129.3 million of 2021 Asset-Backed Notes “securitization.” The table below highlights the differences:

	Q4 2014 to Q3 2014 Operating Expense Comparison
	(dollars in thousands, except per share data)

	Q4 2014	Q3 2014	Variance	Per Share Impact

Interest Expense and Loan Fees	$9,252	$7,859	$1,393	$(0.02)

General and Administrative	$3,226	$2,397	$829	$(0.01)

Compensation and Benefits	$5,229	$3,922	$1,307	$(0.02)

Total Opex Per Share Impact	$17,707	$14,178	$3,529	$(0.05)

Realized Gains/ (Losses)

During the year ended December 31, 2014, we recognized net realized gains of ~$20.1 million, or $0.33 per share on the portfolio. These net realized gains included gross realized gains of ~$24.0 million primarily from the sale of investments in seven portfolio companies. These gains were partially offset by gross realized losses of ~$3.9 million primarily from the liquidation of our investments in fifteen portfolio companies.

Hercules recognized net realized gains of ~$7.1 million, or $0.11 per share, during the fourth quarter of 2014. This net gain was comprised of ~$10.3 million of gross realized gains primarily from the sale of investments in four portfolio companies. These gains were offset by gross realized losses of ~$3.2 million primarily from the liquidation of warrant and equity investments in six portfolio companies.

Unrealized Appreciation/ (Depreciation)

During the fourth quarter of 2014, the Company recorded ~$1.2 million of net unrealized depreciation from its loans, warrant and equity investments. Of the ~$1.2 million of unrealized depreciation, ~$6.9 million of depreciation was primarily attributable to net collateral based impairments on debt, equity and warrant investments in nine portfolio companies, ~$12.3 million of appreciation was due to market or yield adjustments in fair value determinations, and ~$6.6 million of depreciation was related to reversals of prior appreciation due to loan payoffs and sales of warrant and equity investments.

A break-down of the net unrealized appreciation/ (depreciation) in the investment portfolio is highlighted below:

	Three Months Ended December 31, 2014
(in millions)	Loans	Equity	Warrants	Total

Collateral based impairments	$(10.6)	$-	$(0.4)	$(11.0)
Reversals of Prior Period Collateral based impairments	4.1	-	-	4.1
Net Collateral based impairments	(6.5)	-	(0.4)	(6.9)

Reversals due to Debt Payoffs & Warrant/Equity sales	(0.3)	(6.3)	-	(6.6)

Fair Value Market/Yield Adjustments
Level 1 & 2 Assets	-	3.9	(0.5)	3.4
Level 3 Assets	0.4	5.0	3.5	8.9
Total Fair Value Market/Yield Adjustments	0.4	8.9	3.0	12.3

Total Unrealized Appreciation/(Depreciation) *	$(6.4)	$2.6	$2.6	$(1.2)
* Excludes unrealized depreciation from escrow receivable and taxes payable

Continued Credit Discipline and Performance

Cumulative net realized losses on investments, since our first origination commencing in October 2004, through December 31, 2014, totaled ~$12.0 million, on a GAAP basis. When compared to total commitments of ~$4.9 billion over the same period, the net realized loss since inception represents ~24 basis points “bps” or 0.24% of total commitments, or an annualized loss rate of ~2 bps.

NII – Net Investment Income

NII for the fourth quarter of 2014 was ~$15.9 million, including ~$600,000 of convertible debt extinguishment expense, compared to ~$18.9 million in the fourth quarter of 2013, representing a decrease of ~15.9%. NII per share for the fourth quarter of 2014 was $0.25 based on ~63.1 million basic weighted average shares outstanding, compared to $0.31 based on ~60.7 million basic weighted average shares outstanding in the fourth quarter 2013.

NII for the fourth quarter of 2014, as compared to the third quarter of 2014, was primarily impacted by the increases in interest expenses and loan fees attributed to the issuance of $103.0 million of the senior unsecured 2024 Notes (as defined herein) outstanding for the entire fourth quarter compared to third quarter, issuance of $129.3 million of asset-backed notes (as defined herein) “securitization” issued in the fourth quarter of 2014, higher General and Administrative costs and higher employee related costs.

The table below highlights the differences:

	Q4 2014 to Q3 2014 Operating Expense Comparison
	(dollars in thousands, except per share data)

	Q4 2014	Q3 2014	Variance	Per Share Impact

Interest Expense and Loan Fees	$9,252	$7,859	$1,393	$(0.02)

General and Administrative	$3,226	$2,397	$829	$(0.01)

Compensation and Benefits	$5,229	$3,922	$1,307	$(0.02)

Total Opex Per Share Impact	$17,707	$14,178	$3,529	$(0.05)

Adjusted NII – Adjusted Net Investment Income (Non-GAAP)

Adjusted NII was $0.26 per share on ~63.1 million basic weighted average shares outstanding for the fourth quarter of 2014. Adjusted NII measures operating performance excluding ~$600,000 of convertible debt extinguishment expense, an expense incurred in relation to the exercise and retirement of the Convertible Senior Notes in the fourth quarter of 2014. Please refer to the “Reconciliation of Net Investment Income to Adjusted NII” table for more details.

DNOI - Distributable Net Operating Income

DNOI for the fourth quarter was ~$18.6 million or $0.29 per share, as compared to ~$20.5 million or $0.34 per share in the fourth quarter of 2013. DNOI measures Hercules’ operating performance, exclusive of employee stock compensation, which represents expense to the Company but does not require settlement in cash. DNOI includes paid-in-kind, or “PIK”, and back-end fees that are generally not payable in cash on a regular basis but rather at investment maturity. Hercules believes disclosing DNOI and the related per share measures are useful and appropriate supplements and not alternatives to GAAP measures for net operating income, net income, earnings per share and cash flows from operating activities.

Dividends

The Board of Directors has declared a fourth quarter cash dividend of $0.31 per share. This dividend would represent the Company’s thirty-eighth consecutive dividend declaration since its initial public offering, bringing the total cumulative dividend declared to date to $10.30 per share. The following shows the key dates of our fourth quarter 2014 dividend payment:

Record Date	March 12, 2015
Payment Date	March 19, 2015

Hercules' Board of Directors maintains a variable dividend policy with the objective of distributing four quarterly distributions in an amount that approximates 90% to 100% of our taxable quarterly income or potential annual income for a particular year.

In addition, at the end of the year, our Board of Directors may choose to pay an additional special dividend, or fifth dividend, so that we may distribute approximately all of our annual taxable income in the year it was earned, or electing to maintain the option to spill over our excess taxable income into the coming year for future dividend payments.

The determination of the tax attributes of the Company's distributions is made annually as of the end of the Company's fiscal year based upon its taxable income for the full year and distributions paid for the full year. Of the dividends declared during the year ended December 31, 2014, 100% were distributions of ordinary income and spillover earnings. However, there can be no certainty to shareholders that this determination is representative of what the tax attributes of its 2015 distributions to shareholders will actually be.

During the year ended December 31, 2014, the Company had an excess taxable income spillover of $16.7 million, ~$0.27 per share, which will be carried forward toward distributions to be paid in 2015.

Liquidity and Capital Resources

The Company ended the fourth quarter with ~$377.1 million in available liquidity, including ~$227.1 million in cash and $150.0 million in available credit facilities. As of December 31, 2014, 100% of the Company’s debt outstanding was in fixed rate debt instruments, well positioning Hercules for any increase in short term rates, should they occur.

Bank Facilities

Hercules has a committed credit facility with Wells Fargo for $75.0 million in initial credit capacity under a $300.0 million accordion credit facility. We expect to continue discussions with various other potential lenders to join the Wells facility; however, there can be no assurances that additional lenders will join the facility. Pricing at December 31, 2014 under the Wells Fargo credit facility was LIBOR+3.50% with a floor of 4.0%. As of December 31, 2014, Hercules did not have any outstanding borrowings under the Wells Fargo credit facility.

Hercules has a committed credit facility with Union Bank for $75.0 million in initial credit capacity under a $300.0 million accordion credit facility. Pricing at December 31, 2014 under the Union Bank credit facility is LIBOR+2.25% with no floor. As of December 31, 2014, Hercules did not have any outstanding borrowings under the Union Bank credit facility.

Convertible Senior Notes

As of December 31, 2014, Hercules had ~$17.3 million in 6.00% convertible senior notes which mature in April 2016 (the “Convertible Senior Notes”).

The Convertible Senior Notes are comprised of ~$17.6 million in aggregate principal amount outstanding less ~$300,000 in remaining unaccreted discount initially recorded upon issuance of the Convertible Senior Notes. These Convertible Senior Notes became convertible on July 1, 2014 and continue to be convertible through March 31, 2015. During the fourth quarter of 2014, holders of ~$23.2 million of the Convertible Senior Notes elected to exercise their conversion rights. Upon conversion of the Convertible Senior Notes, the Company has the choice to pay or deliver, as the case may be, at our election, cash, shares of our common stock or a combination of cash and shares of the Company’s common stock. The current conversion price of the Convertible Senior Notes is ~$11.36 per share of common stock, in each case subject to adjustment in certain circumstances.

Senior Unsecured Notes

As of December 31, 2014, Hercules had ~$103.0 million in aggregate principal amount of its 6.25% Senior Unsecured Notes due 2024 (the “2024 Notes”). The 2024 Notes are listed on the New York Stock Exchange under the trading symbol “HTGX.”

As of December 31, 2014, Hercules had ~$170.4 million in 7.00% Senior Unsecured Notes (the “2019 Notes”). These notes are comprised of ~$84.5 million of notes maturing in April 2019 (the ”April 2019 Notes”) and ~$85.9 million of notes maturing September 2019 (the “September 2019 Notes”). The April 2019 Notes and September 2019 Notes are listed on the New York Stock Exchange under the trading symbols “HTGZ” and “HTGY,” respectively.

Asset Backed Notes

As of December 31, 2014, Hercules had ~$16.1 million outstanding of the initial $129.3 million in aggregate principal amount of fixed-rate asset-backed notes (the “2017 Asset-Backed Notes”), which were rated A1(sf) by Moody’s Investors Service, Inc. The 2017 Asset-Backed Notes have a fixed interest rate of 3.32% per annum and a stated maturity of December 16, 2017.

As of December 31, 2014, Hercules had ~$129.3 million outstanding in aggregate principal of fixed-rate asset-backed notes (the “2021 Asset-Backed Notes”), which were rated A(sf) by Kroll Bond Rating Agency, Inc. The 2021 Asset-Backed Notes have a fixed interest rate of 3.524% per annum and a stated maturity of April 16, 2021.

SBIC Debentures

At December 31, 2014, Hercules had ~$190.2 million in outstanding debentures under the SBIC program.

Leverage

Hercules’ debt to equity ratio at December 31, 2014 was ~95.1%. However, if the outstanding cash at December 31, 2014 of ~$227.1 million was deducted from total debt of ~$626.3 million and divided by total equity of ~$658.9 million, then the net leverage ratio would be ~60.6%.

As of December 31, 2014, the Company’s asset coverage ratio under our regulatory requirements as a business development company was ~250.8%, excluding the SBIC debentures as a result of our exemptive order from the SEC. Given the SEC exemptive order relief, the Company has the potential capacity on its balance sheet to add leverage of ~$222.8 million, bringing the maximum potential leverage to ~$849.1 million, or ~128.9%, as of December 31, 2014, if it had access to such additional leverage.

Net Asset Value

As of December 31, 2014, the Company’s net assets were ~$658.9 million, an increase of ~1.4% as compared to ~$650.0 million as of December 31, 2013. Net assets were ~$656.2 million as of September 30, 2014.

As of December 31, 2014, net asset value per share was $10.18 on ~64.7 million outstanding shares, representing a decrease of ~3.1% compared to $10.51 on ~61.8 million outstanding shares as of December 31, 2013. Net asset value per share was $10.22 on ~64.2 million outstanding shares as of September 30, 2014.

Portfolio Asset Quality

As of December 31, 2014, grading of the loan portfolio at fair value, excluding warrants and equity investments, was as follows:

Grade 1	$195.8 million or 21.2% of the total portfolio
Grade 2	$479.0 million or 51.8% of the total portfolio
Grade 3	$183.5 million or 19.9% of the total portfolio
Grade 4	$39.9 million or 4.3% of the total portfolio
Grade 5	$25.7 million or 2.8% of the total portfolio

At December 31, 2014, the weighted average loan grade of the portfolio at cost was 2.24 on a scale of 1 to 5, with 1 being the highest quality, compared with 2.20 as of December 31, 2013 and 2.07 as of September 30, 2014. Hercules’ policy is to generally adjust the grading down on its portfolio companies as they approach the need for additional equity capital.

Subsequent Events

1. As of February 26, 2015, Hercules has:

a. Closed debt and equity commitments of ~$150.8 million to new and existing portfolio companies.

b. Pending commitments (signed non-binding term sheets) of ~$36.0 million.

The table below summarizes our year-to-date closed and pending commitments as follows:

Closed Commitments and Pending Commitments (in millions)
Q1-15 Closed Commitments (as of February 26, 2015)(a)	$150.8
Pending Commitments (as of February 26, 2015)(b)	$36.0
Year-to-date 2015 Closed and Pending Commitments	$186.8

Notes:

a. Closed Commitments may include renewals of existing credit facilities. Not all Closed Commitments result in future cash requirements. Commitments generally fund over the two succeeding quarters from close.

b. Not all pending commitments (signed non-binding term sheets) are expected to close and do not necessarily represent any future cash requirements.

2. In January 2015, Hercules’ portfolio company, Box, Inc. (NYSE: BOX), completed its initial public offering. The shares held by Hercules in Box are subject to certain restrictions that govern the timing of our divestment and may thus impact our ultimate gain or (loss). In the case of Box, we are subject to a customary IPO lockup period and are restricted from selling shares of common stock for approximately six months from the date of the initial public offering. The potential gain is subject to the price of the shares when Hercules exits the investment.

3. In January 2015, Hercules’ portfolio company, Zosano Pharma Corporation (NASDAQ: ZSAN), completed its initial public offering.

4. In February 2015, Hercules’ portfolio company, Inotek Pharmaceuticals Corporation (NASDAQ: ITEK), completed its initial public offering.

5. In February 2015, Zillow, Inc. (NASDAQ: Z) completed its acquisition of Hercules portfolio company Trulia, Inc. for $2.5 billion in a stock-for-stock transaction and formed Zillow Group, Inc. Hercules no longer holds investments in the company.

6. In February 2015, Hercules’ portfolio company, ViewRay Inc., filed an S-1 Registration with the SEC in contemplation of a potential initial public offering of $69.0 million. ViewRay had previously filed confidentially under the JOBS Act.

7. Two companies have filed a Form S-1 Registration Statement confidentially under the JOBS Act.

8. In February, Hercules’ Board of Directors approved redemption of $20.0 million (face value) of the $84.5 million in issued and outstanding aggregate principal amount of the Company’s April 2019 Notes (CUSIP No. 417096888), and the notice for this redemption has been provided. Hercules intends to make additional redemptions on the April 2019 Notes throughout the 2015 calendar year, depending on its anticipated cash needs. Hercules will provide notice for and complete all redemptions in compliance with the terms of the base indenture, as supplemented by the first supplemental indenture.

9. In February 2015, Hercules’ Board of Directors approved a $50.0 million open market share repurchase program. Hercules may repurchase shares of its common stock in the open market, including block purchases, at prices that may be above or below the net asset value as reported in our then most recently published financial statements. Hercules anticipates that the manner, timing, and amount of any share purchases will be determined by Hercules management based upon the evaluation of market conditions, stock price, and additional factors in accordance with regulatory requirements. Pursuant to the Investment Company Act of 1940, as amended, Hercules is required to notify shareholders program when such a program is initiated or implemented. The repurchase program does not require Hercules to acquire any specific number of shares and may be extended, modified, or discontinued at any time.

10. In February 2015, changes in the payment schedule of obligors in the 2017 Asset-Backed Notes collateral pool triggered a rapid amortization event in accordance with the sale and servicing agreement for the 2017 Asset-Backed Notes. Due to this event, the 2017 Asset-Backed Notes are expected to fully amortize within the first half of 2015.

Conference Call

Hercules has scheduled its fourth quarter 2014 financial results conference call for March 2, 2015 at 2:00 p.m. PST (5:00 p.m. EST). To listen to the call, please dial (877) 304-8957 or (408) 427-3709 internationally approximately 10 minutes prior to the start of the call. A taped replay will be made available approximately three hours after the conclusion of the call and will remain available for seven days. To access the replay, please dial (855) 859-2056 or (404) 537-3406 and enter the passcode 83315302.

About Hercules Technology Growth Capital, Inc.:

Hercules Technology Growth Capital, Inc. (NYSE: HTGC) (“Hercules”) is the leading specialty finance company focused on providing senior secured loans to venture capital-backed companies in technology-related industries, including technology, biotechnology, life science, and energy & renewable technology, at all stages of development. Since inception (December 2003), Hercules has committed more than $4.9 billion to over 310 companies and is the lender of choice for entrepreneurs and venture capital firms seeking growth capital financing. Companies interested in learning more about financing opportunities should contact info@htgc.com, or call 650.289.3060.

Hercules’ common stock trades on the New York Stock Exchange (NYSE) under the ticker symbol "HTGC."

In addition, Hercules has three outstanding bond issuances of 7.00% Notes due April 2019, 7.00% Notes due September 2019, and 6.25% Notes due July 2024, which trade on the NYSE under the symbols “HTGZ,” “HTGY,” and “HTGX,” respectively.

Forward-Looking Statements:

The information disclosed in this release is made as of the date hereof and reflects Hercules most current assessment of its historical financial performance. Actual financial results filed with the Securities and Exchange Commission may differ from those contained herein due to timing delays between the date of this release and confirmation of final audit results. These forward-looking statements are not guarantees of future performance and are subject to uncertainties and other factors that could cause actual results to differ materially from those expressed in the forward-looking statements including, without limitation, the risks, uncertainties, including the uncertainties surrounding the current market volatility, and other factors we identify from time to time in our filings with the Securities and Exchange Commission. Although we believe that the assumptions on which these forward-looking statements are based are reasonable, any of those assumptions could prove to be inaccurate and, as a result, the forward-looking statements based on those assumptions also could be incorrect. You should not place undue reliance on these forward-looking statements. The forward-looking statements contained in this release are made as of the date hereof, and Hercules assumes no obligation to update the forward-looking statements for subsequent events.

HERCULES TECHNOLOGY GROWTH CAPITAL, INC.
CONSOLIDATED STATEMENT OF ASSETS AND LIABILITIES
(dollars in thousands, except per share data)

	December 31, 2014	December 31, 2013
Assets
Investments:
Non-control/Non-affiliate investments (cost of $1,019,799 and $891,059, respectively)	$1,012,738	$899,314
Affiliate investments (cost of $15,538 and $15,238, respectively)	7,999	10,981
Total investments, at value (cost of $1,035,337 and $906,297, respectively)	1,020,737	910,295
Cash and cash equivalents	227,116	268,368
Restricted cash	12,660	6,271
Interest receivable	9,453	8,962
Other assets	29,257	27,819
Total assets	$1,299,223	$1,221,715

Liabilities
Accounts payable and accrued liabilities	$14,101	$14,268
Long-term Liabilities (Convertible Senior Notes)	17,345	72,519
2017 Asset-Backed Notes	16,049	89,557
2021 Asset-Backed Notes	129,300	-
2019 Notes	170,364	170,364
2024 Notes	103,000	-
Long-term SBA Debentures	190,200	225,000
Total liabilities	$640,359	$571,708

Net assets consist of:
Common stock, par value	65	62
Capital in excess of par value	657,233	656,594
Unrealized depreciation on investments	(17,076)	3,598
Accumulated realized losses on investments	14,079	(15,240)
Distributions in excess of investment income	4,563	4,993
Total net assets	658,864	650,007
Total liabilities and net assets	$1,299,223	$1,221,715

Shares of common stock outstanding ($0.001 par value, 100,000,000 authorized)	64,715	61,837
Net asset value per share	$10.18	$10.51

HERCULES TECHNOLOGY GROWTH CAPITAL, INC.
CONSOLIDATED STATEMENT OF OPERATIONS
(dollars in thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013

Investment income:
Interest income
Non-Control/Non-Affiliate investments	$31,800	$27,580	$124,776	$121,302
Affiliate investments	95	685	1,842	2,369
Total interest income	31,895	28,265	126,618	123,671
Fees
Non-Control/Non-Affiliate investments	4,976	4,929	17,013	16,016
Affiliate investments	4	16	34	26
Total fees	4,980	4,945	17,047	16,042
Total investment income	36,875	33,210	143,665	139,713
Operating expenses:
Interest	7,864	7,545	28,041	30,334
Loan fees	1,388	1,466	5,919	4,807
General and administrative	3,226	2,523	10,209	9,354
Employee Compensation:
Compensation and benefits	5,229	1,186	16,604	16,179
Stock-based compensation	2,711	1,626	9,561	5,974
Total employee compensation	7,940	2,812	26,165	22,153
Total operating expenses	20,418	14,346	70,334	66,648
Loss on debt extinguishment (Long-term Liabilities - Convertible Senior Notes)	(558)	-	(1,581)	-
Net investment income	15,899	18,864	71,750	73,065

Net realized gain on investments
Non-Control/Non-Affiliate investments	7,106	3,527	20,112	14,836
Total net realized gain on investments	7,106	3,527	20,112	14,836

Net increase in unrealized appreciation (depreciation) on investments
Non-Control/Non-Affiliate investments	(1,945)	1,863	(17,392)	12,370
Affiliate investments	(425)	643	(3,282)	(825)
Total net unrealized appreciation (depreciation) on investments	(2,370)	2,506	(20,674)	11,545
Total net realized and unrealized gain (loss)	4,736	6,033	(562)	26,381
Net increase in net assets resulting from operations	$20,635	$24,897	$71,188	$99,446
Net investment income before investment gains and losses
per common share:
Basic	$0.25	$0.31	$1.13	$1.22
Change in net assets per common share:
Basic	$0.32	$0.40	$1.12	$1.67
Diluted	$0.32	$0.39	$1.10	$1.63
Weighted average shares outstanding
Basic	63,105	60,712	61,862	58,838
Diluted	63,766	63,419	63,225	60,292
Dividends declared per common share:
Basic	$0.31	$0.31	$1.24	$1.11

HERCULES TECHNOLOGY GROWTH CAPITAL, INC. NON GAAP FINANCIAL MEASURES (in thousands, except per share data)
	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
Reconciliation of Net Investment Income to Adjusted NII
Net Investment Income	15,899	18,864	71,750	73,065
Loss on debt extinguishment (Long-term Liabilities - Convertible Senior Notes)	558	-	1,581	-
Adjusted net investment income (1)	$16,457	$18,864	$73,331	$73,065

Adjusted net investment income before investment gains and losses per common share:
Basic	$63,105	$60,712	$61,862	$58,838

Weighted average shares outstanding
Basic	$0.26	$0.31	$1.19	$1.24

(1) Adjusted net investment income is calculated as net investment income, excluding the Loss on debt extinguishment (Long-term Liabilities - Convertible Senior Notes).

Adjusted Net Investment Income, or “Adjusted NII”, consists of GAAP Net Investment Income, excluding the Loss on debt extinguishment (Long-term Liabilities – Convertible Senior Notes), divided by the weighted average basic shares outstanding for the period under measurement.

Hercules believes that providing Adjusted NII affords investors a view of results that may be more easily compared to other companies by adjusting for non-recurring events, and enables investors to consider the Company’s results on both a GAAP and adjusted basis. Adjusted NII should not be considered as an alternative to, as an independent indicator of the Company’s operating performance, or as a substitute for Net Investment Income per basic share (each computed in accordance with GAAP). Instead, Adjusted NII should be reviewed in connection with Hercules’ consolidated financial statements, to help analyze how the Company is performing. Investors should use Non-GAAP measures only in conjunction with its reported GAAP results.

HERCULES TECHNOLOGY GROWTH CAPITAL, INC. NON GAAP FINANCIAL MEASURES (in thousands, except per share data)
	Three Months Ended December 31,		Year Ended December 31,
Reconciliation of Net investment income to DNOI	2014	2013	2014	2013
Net investment income	$15,899	$18,864	$71,750	$73,065
Stock-based compensation	2,711	1,626	9,561	5,975
DNOI	$18,610	$20,490	$81,311	$79,040

DNOI per share-weighted average common shares
Basic	$0.29	$0.34	$1.31	$1.34

Weighted average shares outstanding
Basic	63,105	60,712	61,862	58,838

Distributable Net Operating Income, “DNOI” represents net investment income as determined in accordance with U.S. generally accepted accounting principles, or GAAP, adjusted for amortization of employee restricted stock awards and stock options. Hercules views DNOI and the related per share measures as useful and appropriate supplements to net operating income, net income, earnings per share and cash flows from operating activities. These measures serve as an additional measure of Hercules’ operating performance exclusive of employee restricted stock amortization, which represents expenses of the Company but does not require settlement in cash. DNOI does include paid-in-kind, or PIK, interest and back end fee income which are generally not payable in cash on a regular basis, but rather at investment maturity or when declared. DNOI should not be considered as an alternative to net operating income, net income, earnings per share and cash flows from operating activities (each computed in accordance with GAAP). Instead, DNOI should be reviewed in connection with net operating income, net income (loss), earnings (loss) per share and cash flows from operating activities in Hercules’ consolidated financial statements, to help analyze how Hercules’ business is performing.

HERCULES TECHNOLOGY GROWTH CAPITAL, INC. NON GAAP FINANCIAL MEASURES (in thousands, except per share data)

December 31, 2014
Total Debt	$626,258
Cash and cash equivalents	(227,116)
Numerator: net debt (total debt less cash and cash equivalents)	$399,142

Denominator: Total net assets	$658,864
Net Leverage Ratio	60.6%

Net leverage ratio is calculated by deducting the outstanding cash at December 31, 2014 of ~$227.1 million from total debt of ~$626.3 million divided by our total equity of ~$658.9 million, resulting in a net leverage ratio of 60.6%. These measures are not intended to replace financial performance measures determined in accordance with GAAP. Rather, they are presented as additional information because management believes they are useful indicators of the current financial performance of the Company’s core businesses.

CONTACT:
Hercules Technology Growth Capital, Inc.
Michael Hara, 650-289-3060 HT-HN
Investor Relations and Corporate Communications
mhara@htgc.com